Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118125, 333-111978, 333-108617, 333-81208, 333-71954, 333-70976, 333-60132, 333-43038, 333-40322 and 333-35876 on Form S-3 and Nos. 333-108619, 333-70982, 333-38964 and 333-35874 on Form S-8 of GlycoGenesys, Inc. of our report dated March 29, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of GlycoGenesys, Inc., appearing in this Annual Report on Form 10-K of GlycoGenesys, Inc. for the year ended December 31, 2004.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2005